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                                    AGREEMENT

         THIS AGREEMENT is effective as of the 1st day of December, 1999, between Gary D. Parker ("PARKER") and Lindsay Manufacturing Co., a Delaware corporation ("LINDSAY").

         WHEREAS, PARKER, who currently serves as Chairman, President and Chief Executive Officer of LINDSAY, has elected to retire early in order to pursue other interests; and

         WHEREAS, LINDSAY desires to obtain assurances that PARKER will remain an employee of LINDSAY for a period of time on the terms set forth herein and that he will not accept any position or engage in any activity which is directly competitive in the irrigation business with the products, processes or business of LINDSAY for a period of time thereafter; and

         WHEREAS, PARKER is willing to accept such continued employment and to agree not to enter into competition with LINDSAY for the compensation and upon the terms set forth herein; and

         WHEREAS, each party is willing to grant a release of claims which it may have against the other party pursuant to the terms of the releases set forth herein;

         NOW, THEREFORE, the parties agree as follows:

         1. EMPLOYMENT AND TERM. Upon the terms set out in this Agreement, LINDSAY agrees to employ PARKER, and PARKER agrees to be so employed by LINDSAY, in accordance with the following terms:

             A. FULL-TIME EMPLOYMENT. PARKER will remain a full-time employee of LINDSAY and will continue to serve as President and Chief Executive Officer until the Annual Meeting of Stockholders on January 25, 2000 and thereafter until his successor (including any interim successor) is selected by the Board of Directors and assumes office or until August 31, 2000, whichever is sooner. PARKER will not be nominated for re-election as a Director of LINDSAY and will cease to serve as Chairman of the Board at the next Annual Meeting of Stockholders of LINDSAY. Thereafter, PARKER shall report to the Chairman of the Board and to the Board.

             While he remains a full-time employee of LINDSAY and continues to serve as President and Chief Executive Officer:

             i. Parker agrees to devote his best efforts to such employment. His duties shall be rendered at Lindsay, Nebraska, and at such other place or places agreeable to PARKER within or without the State of Nebraska, as


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                  LINDSAY shall in good faith require or as the interest, needs, business or opportunities of LINDSAY shall require.


             ii. PARKER shall devote his normal and regular business time, attention, knowledge and skill to the business and interests of LINDSAY, and LINDSAY shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services and advice of PARKER performed for LINDSAY.

             iii. PARKER shall have the right to devote such amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not then being engaged in by LINDSAY and which shall not otherwise interfere with the performance of his duties hereunder.

             iv. Absent prior approval from the Board of Directors, PARKER:

                  (a) shall not knowingly make investments in businesses which do business with or which are competitive with LINDSAY, and

                  (b) shall not knowingly engage in any activity which constitutes a conflict of interest with his employment at LINDSAY.

             Effective when he ceases to serve as President and Chief Executive Officer, PARKER shall automatically without further action on his part be deemed to resign from all other positions of responsibility and authority, whether as an officer, director, manager, trustee, administrator or otherwise, at LINDSAY or any of its subsidiaries and affiliates. To the extent necessary, PARKER agrees upon LINDSAY's request to execute any and all documents as may be necessary or desirable to confirm his resignation from such positions.

             B. CONSULTING PERIOD. PARKER will remain an employee of LINDSAY in a consulting capacity for a period (the "Consulting Period") commencing when he ceases to serve as President and Chief Executive Officer under Paragraph 1A above and ending on August 31, 2002. During this Consulting Period, PARKER agrees to be available on a full-time basis during the first month after he ceases to serve as President and Chief Executive Officer. Thereafter, PARKER agrees to be available, upon reasonable notice and at reasonable times which shall be mutually agreed upon by the parties, to consult with and assist LINDSAY for (i) up to a maximum of 160 hours during the balance of the first year of the Consulting Period and (ii) up to a maximum of 160 hours during the remainder of the Consulting Period. For this purpose any service or travel for LINDSAY shall be counted based on the actual hours expended; provided that any such service or travel on a given day shall be deemed to be not less than one hour or more than eight hours, regardless of the actual time spent by PARKER during such day.



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             During the Consulting Period, PARKER shall assist LINDSAY to maintain good relationships with its dealers, customers, suppliers and employees and shall provide such other consulting and assistance consistent with PARKER's experience as may be requested by the Chief Executive Officer or the Chairman of the Board. In addition, PARKER shall assist LINDSAY and cooperate in preparing for any and all litigation, arbitration proceedings, investigations and other legal proceedings (collectively, "Legal Proceedings") relating to matters which occurred during his tenure with LINDSAY and as to which LINDSAY may reasonably request his assistance. Without limiting the generality of the foregoing, PARKER shall (i) make himself available at such times as may reasonably be requested for depositions in connection with any Legal Proceedings, (ii) make himself available to testify in any Legal Proceedings, and (iii) assist LINDSAY in preparing responses to requests for written discovery in any Legal Proceedings.

             PARKER shall have the right to accept other full-time employment or engage in other activities beginning at any time after the first month of the Consulting Period, provided that such other employment or activities shall not excuse PARKER from his obligations to provide consulting services and assistance to LINDSAY in accordance with the provisions of this Paragraph 1B and shall not result in a breach of the non-competition provisions of Paragraph 4 below. Absent prior approval from the Board of Directors, PARKER shall not knowingly engage in any activity which constitutes a conflict of interest with his services as a consultant to LINDSAY.

         2. COMPENSATION THROUGH AUGUST 31, 2000. As compensation for the services to be rendered by PARKER, LINDSAY agrees to provide PARKER with the following through August 31, 2000:

             A. SALARY. PARKER shall continue to receive salary at the annual rate of $367,047.

             B. OTHER BENEFITS. PARKER shall also be entitled to receive the fringe benefits and to participate in the benefit programs of LINDSAY which are listed below:

                  -  Vacation
                  -  Life Insurance
                  -  Long Term Disability Insurance
                  -  Club Dues
                  -  Company Automobile
                  -  Annual Physical and Medical Check Up
                  -  Medical Insurance
                  -  Financial and accounting assistance up to $5,000 annually
                  -  Profit Sharing
                  -  Directors and Officers Liability Insurance


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Notwithstanding the foregoing, after PARKER ceases to serve as President and
Chief Executive Officer, he will no longer participate in LINDSAY's group medical or dental insurance coverage, but LINDSAY will use reasonable efforts to assist PARKER to obtain individual medical and dental insurance coverage for PARKER and his spouse which is generally comparable to LINDSAY's group medical and dental insurance coverage. At his option, PARKER may cease to participate in LINDSAY's group medical and dental insurance coverage and obtain such individual medical and dental insurance coverage while he continues to serve as President and Chief Executive Officer. LINDSAY agrees to reimburse PARKER up to an aggregate limit (which includes any gross-up payments to cover taxes) of $25,000 for each full calendar year (or a pro-rated amount for a partial year) for premiums paid by PARKER for such individual medical and dental insurance coverage for PARKER and his spouse and for the cost of an annual physical and medical check-up for PARKER (grossed-up for any federal and state taxes which are payable by PARKER on such reimbursements). Further, PARKER shall only be eligible to make or receive contributions under LINDSAY's Profit Sharing Plan to the extent permitted under the terms thereof.

             PARKER shall no longer be eligible to participate in the Salaried Severance program or to accrue additional benefits under the Supplemental Retirement Plan, except as contemplated by Paragraph 5E below. He shall not be eligible to earn any bonuses or supplemental compensation or to receive any new awards or grants of stock options or restricted stock, but shall only be entitled to receive the benefits which are listed above.

         3. COMPENSATION FROM SEPTEMBER 1, 2000 THROUGH AUGUST 31, 2002. As compensation for the consulting services and assistance to be rendered by PARKER as an employee from September 1, 2000 through August 31, 2002, LINDSAY agrees to pay PARKER a salary at the annual rate of $367,047. PARKER will be entitled to receive his full salary irrespective of whether LINDSAY elects to utilize his services for the maximum time permitted under Paragraph 1B. LINDSAY will use reasonable efforts to assist PARKER to obtain or maintain individual medical and dental insurance coverage for PARKER and his spouse which is generally comparable to LINDSAY's group medical and dental insurance coverage. LINDSAY agrees to reimburse PARKER during the Consulting Period up to an aggregate limit (which includes any gross-up payments to cover taxes) of $25,000 for each full calendar year (or a pro-rated amount for a partial year) for premiums paid by PARKER for such individual medical and dental insurance coverage for PARKER and his spouse and for the cost of an annual physical and medical check-up for PARKER (grossed-up for any federal and state taxes which are payable by PARKER on such reimbursements), provided that such reimbursements for medical and dental insurance coverage and an annual physical and medical check-up will terminate if he becomes eligible to obtain medical insurance coverage as a result of other full-time employment. In addition, LINDSAY will continue to provide $250,000 of life insurance coverage for PARKER, so long as such coverage is provided for senior executives of LINDSAY, which will terminate if he becomes eligible to obtain life insurance coverage as a result of other full-time employment. PARKER will not be eligible for any other benefits, other than eligibility to make or receive



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contributions under LINDSAY's Profit Sharing Plan to the extent permitted under the terms thereof.

         4. NON-COMPETITION; COMPENSATION. During the Consulting Period and for a period (the "Non-Competition Period") of four (4) years after the end of the Consulting Period, PARKER will not engage in, work for (directly or indirectly) or contribute his knowledge to any person or entity, company or work which is directly competitive in the irrigation business with the products, processes or business of LINDSAY.

             During the four-year Non-Competition Period, PARKER shall be entitled to receive non-competition payments at an annual rate of $367,047 from September 1, 2002 through August 31, 2004 and $115,000 from September 1, 2004 through August 31, 2006, which shall be payable on a monthly basis at the end of each month during the Non-Competition Period. LINDSAY will use reasonable efforts to assist PARKER to maintain individual medical and dental insurance coverage for PARKER and his spouse which is generally comparable to LINDSAY's group medical and dental insurance coverage. LINDSAY agrees to reimburse PARKER during the Non-Competition Period up to an aggregate limit (which includes any gross-up payments to cover taxes) of $25,000 for each full calendar year (or a pro-rated amount for a partial year) for premiums paid by PARKER for such individual medical and dental insurance coverage for PARKER and his spouse and for the cost of an annual physical and medical check-up for PARKER (grossed-up for any federal and state taxes which are payable by PARKER on such reimbursements), provided that such reimbursements for medical and dental insurance coverage and an annual physical and medical check-up will terminate if he becomes eligible to obtain medical insurance coverage as a result of other full-time employment. In addition, LINDSAY will continue to provide $250,000 of life insurance coverage for PARKER, so long as such coverage is provided for senior executives of LINDSAY, which will terminate if he becomes eligible to obtain life insurance coverage as a result of other full-time employment. PARKER will not be eligible to receive any other benefits during the Non-Competition Period.

             Notwithstanding any other provision of this Agreement to the contrary, if PARKER commits a breach of the non-competition provisions of this Paragraph 4 at any time, PARKER shall not thereafter be entitled to receive any further payments or benefits during the Consulting Period or the Non-Competition Period under Paragraphs 3 or 4 of this Agreement.

         5.  OTHER FINANCIAL TERMS.

             A. BONUS FOR FISCAL YEAR 1999. PARKER has earned the maximum annual bonus for fiscal year 1999 of $200,000. This amount will be paid to PARKER immediately following execution of this Agreement.

             B. SUPPLEMENTAL COMPENSATION FOR FISCAL YEAR 1998. PARKER is entitled to receive the deferred supplemental compensation earned for fiscal year 1998 of


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$200,000 (plus interest thereon at 6.50% per annum until paid). This amount will be paid to PARKER immediately following execution of this Agreement.

             C. SUPPLEMENTAL COMPENSATION FOR FISCAL YEAR 1999. PARKER has earned supplemental compensation for fiscal year 1999 in the amount of $200,000. This amount (plus interest thereon at 5.28% per annum computed in accordance with the past practice of LINDSAY) will be vested and paid to PARKER on September 1, 2000, if he continues to be employed by LINDSAY (including as a consultant) at that time.

             D. RESTRICTED STOCK. PARKER has earned 50,625 shares of performance-based restricted stock for fiscal year 1999. All restricted stock which has previously been awarded to PARKER will continue to vest while PARKER continues to be employed with LINDSAY (including as a consultant). PARKER will not be eligible to earn any new restricted stock awards. PARKER has a total of 121,500 shares of restricted stock (including the performance-based grant of 50,625 shares for fiscal year 1999) which are not yet vested, of which one-half (60,750 shares) will vest in 2000 (10,125 shares in June and 50,625 shares in September) and the other one-half (60,750 shares) will vest in 2001 (10,125 shares in June and 50,625 shares in September). All shares of restricted stock held by PARKER will fully vest upon a "Change in Control," as such term is defined in the Lindsay Manufacturing Co. Supplemental Retirement Plan.

             E. SUPPLEMENTAL RETIREMENT PLAN. PARKER shall receive an early retirement benefit under the Supplemental Retirement Plan in the amount of $16,989.58 per month commencing on January 1, 2001, which shall be paid to PARKER in monthly installments until his death. After PARKER's death, his surviving spouse, if any, shall receive a survivor benefit of $8,494.79 per month commencing on the later of the first day of the month following PARKER's death or January 1, 2001, which shall be paid in monthly installments during the lifetime of PARKER's surviving spouse, unless PARKER's surviving spouse is more than ten years younger than PARKER, in which case his surviving spouse shall receive monthly retirement benefits for a maximum of 15 years. If a "Change in Control" (as defined in the Supplemental Retirement Plan) occurs, PARKER or his surviving spouse may elect, within a 30-day period following the Change in Control, to receive a lump sum benefit equal to the actuarial equivalent of the remaining monthly benefits due, based upon mortality and interest rate assumptions which are determined by the actuary for the Supplemental Retirement Plan and apply to all participants in the Supplemental Retirement Plan. The foregoing benefits shall be payable in lieu of any other benefits under the Lindsay Manufacturing Co. Supplemental Retirement Plan and notwithstanding any provisions contained therein to the contrary, including, without limitation, any provisions for a greater supplemental retirement benefit or survivor benefit due to inclusion of severance benefits or consulting or non-competition payments as compensation or resulting from a Change of Control of LINDSAY. PARKER hereby releases all claims to any other benefits under the Lindsay Manufacturing Co. Supplemental Retirement Plan, except as set forth in this Paragraph 5E.


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             F.   SPLIT-DOLLAR LIFE INSURANCE POLICIES. PARKER and LINDSAY are
parties to split-dollar life insurance policies which are owned by PARKER and collaterally assigned to LINDSAY which are identified on Exhibit A to this Agreement. LINDSAY agrees to make additional premium payments on these policies (approximately $100,000), as set forth on Exhibit A. LINDSAY shall be entitled to recover the total premiums which it has paid on each insurance policy from the death benefits which are payable under the policy upon PARKER's death or from the cash surrender value upon any surrender of the policy. Neither LINDSAY, PARKER nor any other owner of any of the insurance policies listed on Exhibit A may make withdrawals or loans from the policies. PARKER will provide a collateral assignment to LINDSAY from the owner of each insurance policy listed on Exhibit A, substantially in the form of the collateral assignment for the Security Life of Denver insurance policies or other form of collateral assignment which is reasonably acceptable to LINDSAY. In addition, LINDSAY, PARKER and the owner of each insurance policy listed on Exhibit A shall execute a Memorandum of Understanding in the form attached as part of Exhibit A confirming the death benefit which will be payable to LINDSAY under each such insurance policy and the restriction on any withdrawals or loans under each such insurance policy. If PARKER is unable to provide LINDSAY with such collateral assignment executed by the owner and such a Memorandum of Understanding executed by PARKER and the owner for any insurance policy listed on Exhibit A prior to commencement of the Consulting Period, LINDSAY may withhold from payments pursuant to Paragraphs 3 and 4 above amounts up to the total premiums which it has paid on such insurance policy, whereupon LINDSAY shall release all rights to any death benefit or other interest in such insurance policy and shall not be obligated to make any further premium payments on such insurance policy. PARKER will use reasonable efforts to obtain written confirmation acknowledging receipt of a copy of the Memorandum of Understanding from the insurance company which issued each insurance policy listed on Exhibit A and confirming that no withdrawals or loans have been made under each insurance policy.

             G. SUPPLEMENTAL DISABILITY INSURANCE POLICY. LINDSAY will cease to pay premiums on PARKER's supplemental disability insurance policy after PARKER ceases to be President and Chief Executive Officer, and PARKER will retain ownership of this disability insurance policy.

             H. AGREEMENT REGARDING HOME. The agreement relating to PARKER's home dated February 7, 1997 is hereby terminated and shall have no further force or effect. PARKER hereby releases all claims against LINDSAY under such agreement.

             I. STOCK OPTIONS. PARKER's existing stock options will remain outstanding (subject to their original expiration dates) while he continues in employment with LINDSAY (including as a consultant). PARKER will not be eligible to receive any new stock option grants.


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


         6.  REMOVAL AS PRESIDENT AND CEO FOR CAUSE.

             A. DEFINITION OF CAUSE. LINDSAY may remove PARKER as President and Chief Executive Officer for cause if after the effective date of this
Agreement:

             i. he commits a breach of his fiduciary duty of loyalty to LINDSAY; or

             ii. he commits acts or omissions regarding LINDSAY's business and which are not in good faith or which involve intentional misconduct, dishonesty, or a knowing violation of the law; or

             iii. he engages in any transaction involving LINDSAY from which he gains an improper personal benefit, which is not agreed to by the Board of Directors of LINDSAY in advance of the transaction; or

             iv. he refuses to perform or neglects any of his material duties under this Agreement; or

             v.   he breaches the provisions of this Agreement.

             B. PROCEDURE. Prior to such removal for cause, LINDSAY shall notify PARKER in writing of its intent to remove him as President and Chief Executive Officer for cause, shall state the effective date of removal, shall state the reason and give grounds therefor, and shall give PARKER five (5) working days after receipt of such notice to explain his conduct to LINDSAY's reasonable satisfaction, whereupon the removal for cause shall be final.

             C. CONSEQUENCES OF REMOVAL FOR CAUSE. If PARKER is removed as President and Chief Executive Officer for cause, he shall not be entitled to any further compensation or benefits pursuant to Paragraph 2A, and the Consulting Period shall commence immediately upon such removal.

         7.  TERMINATION OF EMPLOYMENT.

             A. CONSULTING AND NON-COMPETITION PAYMENTS. PARKER (or his beneficiary) will continue to be entitled to receive any remaining consulting and non-competition payments when they otherwise would have been paid pursuant to Paragraphs 2 and 3 of this Agreement following termination of his employment (including as a consultant) initiated by LINDSAY for any reason (either with or without cause) or due to PARKER's death or total and permanent disability, for so long as PARKER complies (or prior to his death had complied) with the non-competition restrictions of Paragraph 4 of this Agreement. PARKER will forfeit any remaining consulting and non-competition payments under Paragraphs 2 and 3 if he voluntarily terminates employment or violates the non-competition restrictions of Paragraph 4 of this Agreement.


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

             B. SUPPLEMENTAL COMPENSATION. Any supplemental compensation described in Paragraph 5C which has not yet vested will become fully vested and be immediately paid to PARKER if his employment (including as a consultant) is terminated by LINDSAY without cause (as defined in Paragraph 6A) or due to PARKER's death or total and permanent disability, but any supplemental compensation which is not yet vested shall be forfeited if PARKER is removed as President and Chief Executive Officer for cause pursuant to Paragraph 6 or violates the non-competition restrictions of Paragraph 4.

             C. RESTRICTED STOCK. Any restricted stock held by PARKER which has not yet vested will become fully vested and shall be free of restrictions and freely transferable if his employment (including as a consultant) is terminated by LINDSAY without cause (as defined in Paragraph 6A) or due to PARKER's death or total and permanent disability, but any restricted stock which is not yet vested shall be forfeited if PARKER is removed as President and Chief Executive Officer for cause pursuant to Paragraph 6 or violates the non-competition restrictions of Paragraph 4.

         8. BUSINESS OPPORTUNITIES. While he is employed by LINDSAY, PARKER will make full and prompt written disclosure to LINDSAY of any business opportunity of which he becomes aware and which relates to the business of LINDSAY or any of its subsidiaries or affiliates.

         9.  INVENTIONS.

             A. An "Invention" means any new or useful art, discovery, contribution, finding, or improvement whether or not patentable, and all related know-how.

             B. "Copyright Works" are materials for which copyright protection may be obtained, including but not limited to: literary works, computer programs, artistic works, (including designs, graphs, drawings, blueprints and other works), recordings, photographs, slides, motion pictures, and audio-visual works.

             C. Upon conception, all Inventions and Copyright Works described herein shall become the property of LINDSAY whether or not patent or copyright applications are filed on the subject matter of the conception. PARKER will communicate to LINDSAY promptly and fully all Inventions, or suggestions (whether or not patentable), and all Copyright Works made or conceived by PARKER (whether made or conceived solely by PARKER or jointly with others) during the period of PARKER's employment with LINDSAY or in the two years following cessation of employment: (a) which correspond to the business, work or investigations of LINDSAY at the time of conception, or (b) which result from or are suggested by any work which PARKER has done or may do for or on behalf of LINDSAY, or (c) which are developed, tested, improved or investigated either in part or entirely on time for which PARKER was paid by LINDSAY or using any resources of LINDSAY.



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

             D. PARKER will assign to LINDSAY his entire right, title and interest in all Inventions and Copyright Works: (a) which relate in any way to the actual or anticipated business of LINDSAY, or (b) which relate in any way to the actual or anticipated research or development of LINDSAY, or (c) which is suggested by or results from any task assigned to PARKER on behalf of LINDSAY. PARKER also will execute at any time during or after his employment an assignment for each such Invention or Copyright Work as LINDSAY may request and on such documents as LINDSAY may provide. PARKER will promptly and fully assist LINDSAY during and subsequent to PARKER's employment in every lawful way without reimbursement other than his normal compensation as an employee of LINDSAY and other than a reasonable payment for time involved in the event his employment with LINDSAY has terminated, but at the expense of LINDSAY, to obtain for the benefit of LINDSAY patents, copyrights, mask work protection or other proprietary rights for Inventions or Copyright Works.

         10. CONFIDENTIALITY.

             A. PARKER will not at any time during or after his employment by LINDSAY, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, other than in the normal course of performing his duties for LINDSAY, any Confidential Information. While engaged by LINDSAY, PARKER may only use Confidential Information for a purpose which is necessary to the carrying out of PARKER's duties as an employee or director of LINDSAY, and PARKER may not make use of any Confidential Information of LINDSAY after he is no longer an employee or director of LINDSAY.

             B. PARKER agrees that the following shall be considered Confidential Information: all non-public and internal information, whether written or otherwise, regarding LINDSAY's business (or business of any subsidiary or affiliate of LINDSAY), including but not limited to information regarding customers, customer lists, employees, employee salaries, costs, prices, earnings, and any financial or cost accounting reports, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply.

             C. PARKER agrees that all such information is a trade secret owned exclusively by LINDSAY which shall at all times be kept confidential.

             D. PARKER further agrees that he will, upon termination of his employment with LINDSAY, return to LINDSAY all books, records, lists and other written, typed or printed materials, whether furnished by LINDSAY or prepared by PARKER, which contain any Confidential Information, and PARKER agrees that he will neither make nor retain any copies of such materials after termination of employment.

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


         11. SOLICITATION OF EMPLOYEES. While he is employed by LINDSAY (including as a consultant) and during the Non-Competition Period, PARKER will not, directly or indirectly, either as an individual, proprietor, stockholder, partner, officer, director, employee or otherwise, solicit any officer, director, employee or other individual:

             A.   to leave his or her employment or position with LINDSAY,

             B.   to compete with the business of LINDSAY, or

             C. to violate the terms of any employment, non-competition or similar agreement with LINDSAY.

         12. REMEDIES; SURVIVAL OF PARKER'S COVENANTS.

             A. Without limiting the rights of LINDSAY to pursue all other legal and equitable rights available to it for any violation of the covenants of PARKER contained herein, it is agreed that: (a) the services to be rendered by PARKER under this Agreement are of a special, unique, unusual and extraordinary character which gives them a peculiar value, and the loss of such services can not be reasonably and adequately compensated in damages in an action at law, and
(b) remedies other than injunctive relief can not fully compensate LINDSAY for violations of Paragraphs 1, 4, 8, 9, 10 and 11 of this Agreement; accordingly, LINDSAY shall be entitled to injunctive relief to prevent violations of such paragraphs or continuing violations thereof.

             B. All of PARKER's covenants in and obligations under Paragraphs 4, 9, 10 and 11 of this Agreement shall continue in effect notwithstanding any termination of PARKER's employment, whether by LINDSAY or by PARKER, upon expiration or otherwise, and whether or not pursuant to the terms of this Agreement.

         13. PARKER EXPENSES. LINDSAY shall pay PARKER's reasonable airline fare, hotel bills, and other necessary and proper expenses when traveling on or otherwise performing LINDSAY's business, provided that PARKER furnishes LINDSAY with appropriate supporting documentation of such expenses in accordance with LINDSAY's applicable procedures. During the Consulting Period, PARKER will only be reimbursed for reasonable business expenses incurred in connection with LINDSAY's business which are authorized in advance and approved by LINDSAY's Chief Executive Officer.

         14. RELEASE BY PARKER. As a material inducement to LINDSAY to enter into this Agreement, PARKER hereby irrevocably and unconditionally releases, acquits and forever discharges LINDSAY and each of LINDSAY's past, present and future owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries and affiliates (and all past, present and future owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting


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
by, through, under or in concert with any of them (collectively, the "Company Releases"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any charges, complaints, claims, liabilities, obligations, controversies and expenses arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any obligation for compensation, lost wages, lost benefits or any other expectation of remuneration or benefit on the part of PARKER, including but not limited to intentional or negligent infliction of emotional distress, or any other tort, or any legal restrictions on LINDSAY's right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance (including, without limitation: (i) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (ii) 42 U.S.C. Section 1981 (discrimination); (iii) 29 U.S.C. Section 206(d)(1) (equal pay); (iv) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (v) Executive Order 11141 (age discrimination); (vi) Section 503 and Section 504 of the Rehabilitation Act of 1973 (disability discrimination); (vii) the Employee Retirement Income Security Act (employee benefits); (viii) the Fair Labor Standards Act; (ix) the Americans with Disabilities Act (discrimination against individuals with a disability); (x) the Age Discrimination in Employment Act (age discrimination); (xi) the Civil Rights Act of 1991; and (xii) any Nebraska or other state fair employment, discrimination, labor or workers compensation laws), which PARKER now has, owns or holds, or claims to have, own or hold, or which PARKER, at any time heretofore had, owned, or held, or claimed to have, own or hold, against LINDSAY or any Company Releasee; provided, however, that the foregoing shall not release LINDSAY or any other Company Releasee from any
(1) obligations under this Agreement (including the obligation to make the payments provided for herein and to reimburse PARKER for business expenses as provided herein), (2) rights to vested benefits under LINDSAY's Profit Sharing Plan, or (3) claims arising after the effective date of this Agreement.

         15. RELEASE BY LINDSAY. As a material inducement to PARKER to enter into this Agreement, LINDSAY, on its own behalf and on behalf of the subsidiaries and affiliated entities which it controls, hereby irrevocably and unconditionally releases, acquits and forever discharges PARKER, his personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees (collectively, the "PARKER Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any charges, complaints, claims, liabilities, obligations, controversies and expenses arising out of alleged violations of any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, which LINDSAY or any of such subsidiaries or affiliated entities now has, owns or holds, or claims to have, own or hold, or which LINDSAY or any of such subsidiaries or affiliated entities at any time heretofore had, owned, or held, or claimed to have, own or hold, against PARKER or any other PARKER Releasee relating to the performance of PARKER's duties as an officer, director or employee of LINDSAY or any of its divisions, subsidiaries or affiliates; provided, however, that the foregoing shall not release PARKER or any PARKER Releasee from any

(1) obligations under this Agreement, (2) claims arising after the effective date of this Agreement, or (3) unknown claims based on acts of PARKER which occurred prior to the effective date of this Agreement which would constitute a felony under federal or state laws.

         16. TERMINATION OF EMPLOYMENT AGREEMENT. LINDSAY and PARKER acknowledge and agree that, effective as of the effective date of this Agreement, all of their respective rights and obligations under that certain Employment Agreement between LINDSAY and PARKER dated September 1, 1998 (the "Employment Agreement") shall be deemed to have terminated and to be of no further force or effect.

         17. NO CLAIMS; COVENANT NOT TO SUE. PARKER represents and covenants that (i) he has not filed any complaints, charges or lawsuits, nor commenced any arbitration or similar proceedings, against LINDSAY or any other Company Releasee in connection with any claim or potential claim released hereunder, including any claims under the Employment Agreement, and (ii) he will not do so at any time hereafter; provided, however, that this Paragraph 17 shall not limit PARKER from commencing appropriate proceedings for the purpose of enforcing any claims not released hereunder. LINDSAY represents and covenants that (i) neither it nor any subsidiary or other affiliated entity which it controls has filed any complaints, charges or lawsuits, nor commenced any arbitration or similar proceedings against PARKER or any other PARKER Releasee in connection with any claim or potential claim released hereunder, including any claims under the Employment Agreement, and (ii) neither it nor any such subsidiary or affiliated entity will do so at any time hereafter; provided, however, that this Paragraph 17 shall not limit the Company from commencing appropriate proceedings for the purpose of enforcing any claims not released hereunder.

         18. NON-ADMISSION OF LIABILITY. This Agreement shall not in any way be construed as an admission by LINDSAY that it or any subsidiary or affiliated entity has acted wrongfully with respect to PARKER or that PARKER has any rights whatsoever against LINDSAY or any other Company Releasee, and LINDSAY specifically disclaims any liability to or wrongful acts against PARKER. This Agreement shall not in any way be construed as an admission by PARKER that he has acted wrongfully with respect to LINDSAY, or that LINDSAY or any subsidiary or affiliated entity has any rights whatsoever against Parker or any other PARKER Releasee, and PARKER specifically disclaims any liability to or wrongful acts against LINDSAY.

         19. NO CONFIDENTIALITY. PARKER acknowledges that LINDSAY intends to file a copy of this Agreement as an exhibit to a future filing with the Securities and Exchange Commission. Consequently, PARKER acknowledges and agrees that the contents of this Agreement will be made publicly available and confirms that he has no expectation of confidentiality with respect to the terms hereof.

         20. ARBITRATION OF DISPUTES. All controversies, claims, disputes and matters in question arising out of or relating to this Agreement or the breach hereof or to PARKER's employment or termination of employment with LINDSAY shall be decided by binding arbitration conducted in Omaha, Nebraska under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") or its successor in effect at the time a demand for arbitration is made. The arbitration will be conducted by a single arbitrator chosen pursuant to the Commercial Arbitration Rules of the AAA then in effect. The decision of the arbitrator shall be conclusive, final, and binding on the parties hereto and on their respective heirs, legal representatives, successors, and assigns. The arbitrator shall have no power to award punitive, exemplary or similar damages to any party. Each party shall pay for its own attorney's fees and other expenses incurred in connection with any such dispute or proceeding, and each party shall pay one-half of the arbitrator's fees and expenses.

         21. NOTICES. Notices contemplated by this Agreement shall be in writing and shall be deemed given when delivered in person or mailed by registered or certified first class mail, postage prepaid, return receipt requested, to LINDSAY at East Highway 91, Lindsay, Nebraska, 68644, Attention: Chairman of the Compensation Committee, and to PARKER at 6272 Country Club Drive, Columbus, NE, 68601, or to such other address as the party so notifies to the other.

         22. INTEGRATION, AMENDMENT AND MODIFICATION.

             A. This Agreement contains the entire Agreement between the parties hereto with respect to the employment contemplated herein, and supersedes all prior negotiations and employment agreements, both oral and written, between the parties relating to PARKER's employment with LINDSAY.

             B. This Agreement can be amended, supplemented or modified by the parties only by an instrument in writing signed by both parties.

             C. If, in any action before any court or arbitrator legally empowered to enforce such covenants, any term, restriction, covenant or promise contained herein is found to be unreasonable, unlawful or otherwise invalid and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or arbitrator.

         23. HEADINGS. The headings in this Agreement are inserted for convenience or reference only and shall not affect the meaning or interpretation of this Agreement.

         24. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced according to the laws of the State of Nebraska.

         25. COUNTERPARTS. This Agreement may be executed in counterparts which may be delivered by facsimile, each of which will be deemed an original, and both of which together shall constitute one and the same Agreement.

         26. INTERPRETIVE MATTERS. This Agreement and any exhibits hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and any exhibits hereto shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or any exhibits hereto.

         27. WITHHOLDING. LINDSAY shall withhold from payments made hereunder federal, state or local taxes to the extent required to comply with applicable laws.

         28. BINDING ON SUCCESSORS. LINDSAY shall have any successor to all or substantially all of its business and/or its assets expressly assume and agree to perform this Agreement in the same manner and to the same extent that LINDSAY would be required to perform if no such succession had taken place. In addition, LINDSAY shall have the ultimate parent entity of any such successor guaranty such performance of this Agreement.

         29. PUBLIC RELATIONS. LINDSAY agrees to cooperate reasonably with PARKER regarding internal and external media communications concerning PARKER's early retirement and continuing employment under this Agreement, it being understood that LINDSAY shall have sole and complete discretion regarding the timing, content and other aspects of its internal and external media communications. The initial press release will be substantially in the form of Exhibit B hereto.

         30. NEGOTIATION. PARKER acknowledges that (i) he has had an opportunity to negotiate the terms of this Agreement and to receive advice of counsel with regard thereto, (ii) he has carefully read and considered this Agreement, (iii) he fully understands the extent and impact of the provisions of this Agreement, and (iv) he has executed this Agreement voluntarily and without coercion, undue influence, threats, or intimidation of any kind or type whatsoever.

         31. TIME PERIODS. PARKER understands that he has the right to be given twenty-one (21) days to consider whether or not to execute this Agreement insofar as any claims released hereby arise under the federal Age Discrimination in Employment Act and that, if he chooses to execute this Agreement before that time period expires, he will be deemed to have voluntarily waived and forfeited such right. PARKER also understands that he has up to seven (7) days after executing this Agreement to rescind this Agreement by notifying LINDSAY of such recission in writing.

         IN WITNESS WHEREOF, this Agreement is entered into effective as of the date set forth above.

GARY D. PARKER                            LINDSAY MANUFACTURING CO.


/s/ Gary D. Parker                        By:  /s/ Howard G. Buffett
-----------------------------                 ---------------------------------
Gary D. Parker                                 Howard G. Buffett
                                               Chairman, Compensation Committee

                                    EXHIBIT A

                      SPLIT-DOLLAR LIFE INSURANCE POLICIES

                       Employer: Lindsay Manufacturing Co.


1.    Insurance Company:    Equitable Variable Life Assurance Co.
                            Box B.W.
                            Des Moines, IA 50306
                            Attn: Kully Webster

      Agent:                Mr. Charles E. Halbur
                            Duhaine Agency
                            10040 Regency Circle, Suite 150
                            Omaha, NE 68114
                            Phone:  (402) 397-2112
                            Fax:  (402) 397-9573

      Insured:              Gary D. Parker
                            (Face Amount:  $1,000,000)

      Policy No.            40-244-648

Premiums Paid to Date by Employer and Portion
of Death Benefit or Cash Surrender Value Payable to Employer:           $200,000

Remaining Premiums to Be Paid by Employer:                               None
                                                                     -----------
Total Death Benefit or Cash Surrender Value Payable to Employer:        $200,000

2.    Insurance Company:    Security Life of Denver
                            1290 Broadway
                            Denver, CO 80203-5699

      Agent:                Tom Von Riesen
                            Silverstone Group
                            11516 Miracle Hills Drive, Suite 102
                            Omaha, NE 68154
                            Phone:  (402) 964-5441
                            Fax:  (402) 964-5454

      Insured:              Gary D. Parker
                            (Face Amount:  $2,000,000)

      Policy Nos.:          00-1019465
                            00-1551958

Premiums Paid to Date by Employer and Portion
 of Death Benefit or Cash Surrender Value Payable to Employer:       $509,924.26

Remaining Premiums to Be Paid by Employer
(4 annual premiums of $16,647):                                           66,588
                                                                     -----------

Total Death Benefit or Cash Surrender Value Payable to Employer:     $576,512.26

3.    Insurance Company:    Northwest Mutual Life Insurance Company
                            Attn: Mr. Timothy J. Engel
                            2304 13th Street
                            P. O. Box 7
                            Columbus, NE 68601
                            Phone:  (402) 564-8616
                            Fax:  (402) 563-1879

      Insured:              Gary D. Parker
                            (Face Amount:  $250,000)

      Policy No.:           7374536

Premiums Paid to Date by Employer and Portion of
 Death Benefit or Cash Surrender Value Payable to Employer:              $60,904

Remaining Premiums to Be Paid by Employer (10 annual
premiums of $2,648 and 1 premium of $2,548):                              29,078
                                                                     -----------
Total Death Benefit or Cash Surrender Value Payable to Employer:         $89,982

                         *        *        *        *

      It is hereby agreed that this Exhibit A shall be attached as the schedule to the Split-Dollar Insurance Agreement entered into between LINDSAY and PARKER dated September 1, 1990, and shall be deemed to be incorporated as a part thereof.

                           MEMORANDUM OF UNDERSTANDING
                    REGARDING SPLIT-DOLLAR INSURANCE POLICIES

      The purpose of this Memorandum of Understanding which is entered into as of December 1, 1999, is to confirm the rights of Lindsay Manufacturing Co. ("Employer") and the owner in the split-dollar life insurance policy(ies) identified on Schedule I hereto. This will confirm the following:

      1. Employer is entitled to recover the amount shown on Exhibit A as "Total Death Benefit or Cash Surrender Value Payable to Employer," which represents the total premiums to be paid by Employer, less any payments which have not yet been paid by Employer.

      2. Neither Employer, the owner of the policy(ies) or the insured may make any withdrawals or loans from the policy(ies).

      3. The owner may surrender the policy(ies) at any time, provided Employer receives an amount equal to the amount shown on Exhibit A as "Total Death Benefit or Cash Surrender Value Payable to Employer" upon any surrender of the policy(ies), less any payments which have not yet been paid by Employer.


      This Memorandum of Understanding shall be attached to the Split-Dollar Insurance Agreement entered into between Lindsay Manufacturing Co. (Employer) and Gary D. Parker (Employee and Insured) dated September 1, 1990, and shall be deemed to be incorporated as a part thereof. This Memorandum of Understanding may be executed in counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

EMPLOYER:                        Lindsay Manufacturing Co.

                                 By: /s/ Bruce C. Karsk
                                    --------------------------------------
                                    Bruce C. Karsk, Vice President and Secretary


EMPLOYEE/INSURED:                   /s/ Gary D. Parker
                                    --------------------------------------
                                        Gary D. Parker


OWNER:                           By:
                                    -------------------------------------------

                                    -------------------------------------------

                                    -------------------------------------------

                                    -------------------------------------------

                                    -------------------------------------------
                                    (Type or Print Name and Address of Owner)

                                    EXHIBIT B

                                                                   PRESS RELEASE
                                                           For Immediate Release


          Lindsay Manufacturing Chairman, President and CEO Gary Parker
             Announces Retirement; Director John Croghan to Serve as
        Chairman; Parker to Continue as President and CEO Pending Search


December 1, 1999.  Lindsay, NE

Lindsay Manufacturing, a leading manufacturer of center pivot and lateral move irrigation systems, today announced its Chairman, President and CEO, Gary D. Parker will be retiring from the company by the conclusion of the fiscal year.

Mr. Parker will serve as Chairman of the Board and a Director until his term expires at the Company's annual meeting on January 25, 2000. Following the annual meeting, he will continue serving as President and CEO, and will retire from those positions at the earlier of the end of Lindsay's current fiscal year (ending August 31, 2000) or upon the naming of a successor. He will also serve as a consultant to the Company for two years following his retirement.

At the annual meeting in January, Mr. John W. Croghan, a director of the Company since 1989, will assume the role of Chairman. As Chairman, he will manage the Board process while Mr. Parker, pending his retirement, will continue to manage the Company. Mr. Parker will report to Mr. Croghan and the Board, which will oversee the search for a successor to Mr. Parker.

"On behalf of the shareholders, the Board and the employees, I wish to thank Gary for his years of fine service to Lindsay. The company has grown dramatically and Gary has made many contributions in product innovation, factory automation and expanded distribution. Since going public in 1988, under Gary's leadership as President and CEO, Lindsay's stock has appreciated approximately tenfold. We are grateful that Gary has agreed to serve as a consultant to the company following his retirement and we wish him well in all of his future endeavors," stated Mr. Croghan.

Mr. Parker commented, "It has been rewarding to be associated with the growth and success of Lindsay during the last 28 years. Today Lindsay is a global leader with systems operating in over 85 countries. I have truly enjoyed my association with employees, dealers, and fellow shareholders, but have decided at this point in my life I want to spend more time with my family and travel for pleasure."


                                      B-1